Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Oculis Holding AG on Form S-8 of our report dated February 27, 2023, which includes an explanatory paragraph as to the ability of European Biotech Acquisition Corp. to continue as a going concern, with respect to our audits of the consolidated financial statements of European Biotech Acquisition Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from January 8, 2021 (inception) through December 31, 2021, which report is incorporated by reference in the Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 15, 2023

285760489 v1